EXHIBIT 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

Consent of Independent Petroleum Engineers

Ryder Scott Company, L.P., as independent oil and gas consultants, hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Occidental Petroleum Corporation (the “Company”) of references to Ryder Scott Company, L.P. and information from its Process Review dated January 30, 2015, included or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

June 18, 2015

SUITE 600, 1015 4TH STREET, S.W. CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258